EXHIBIT 10.2

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplement”), dated as of December 6, 2007, is between ION Media Networks, Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

Preliminary Statements

The Company and the Trustee are parties to that certain Indenture, dated as of May 4, 2007 (the “Indenture”), relating to the issuance of the Company’s 11% Series B Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Series B Notes”). The Company and the Holders intended that the Series B Notes would be mandatorily convertible into shares of common stock in certain circumstances only following the one-year anniversary of the initial Issue Date of the Series B Notes. Due to a scrivener’s error, the Indenture provides that the conditions for mandatory conversion may be satisfied, and mandatory conversion of the Series B Notes triggered, on the one-year anniversary of the initial Issue Date of the Series B Notes if the conditions for mandatory conversion occurred prior to such one-year anniversary. The parties hereto wish to supplement the Indenture to cure the inconsistency between the terms of the Indenture and the intent of the Company and the Holders.

Section 10.01(j) of the Indenture allows the Company and the Trustee to enter into a supplemental indenture without the consent of the Holders to cure any ambiguity, defect or inconsistency in the Indenture, provided such action will not adversely affect the Holders. The Company hereby represents that the changes contained herein are intended to cure the defect in the Indenture and will not adversely affect the Holders.

Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Indenture.

Agreement

In consideration of the purchase of the Securities by the Holders thereof, the parties hereto agree, for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities, that the Indenture is hereby supplemented as set forth below.

The definition of “Mandatory Conversion Event” in Section 1.01 of the Indenture is deleted in its entirety and replaced with the following:

""Mandatory Conversion Event” means the earlier to occur, after May 4, 2008, of (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if the Class A Common Stock or Class D Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the product of (x) the Conversion Price as then in effect and (y) the Mandatory Conversion Factor; and (ii) the issuance by the Company of Common Stock for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000 at an issue price per share not less than the product of (x) the Conversion Price as then in effect and (y) the Mandatory Conversion Factor, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of the Company’s Common Stock is equal to or greater than the fair market value of a share of its Common Stock.”

The definition of “Mandatory Conversion Factor” in Section 1.01 of the Indenture is amended by deleting the phrase “on or” in clause (i) of the definition.

The Trustee makes no representations as to the validity or sufficiency of this Supplement. The statements herein are deemed to be those of the Company and not of the Trustee.

This Supplement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Except as modified hereby, the Indenture, as previously supplemented by that certain Supplemental Indenture, dated as of August 20, 2007, between the Company and the Trustee, remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed as of the date and year first written above.

ION MEDIA NETWORKS, INC.

By: /s/ Richard Garcia

Name:	Richard Garcia

Title: Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: /s/ Geraldine Creswell
Name: Geraldine Creswell
Title: Assistant Treasurer